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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
SPSS Inc.:

We consent to the incorporation by reference of our report dated March 17, 2000, with respect to the consolidated balance sheets of SPSS Inc. as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 and the related schedule and to the reference to our firm under the heading "Experts" in the joint proxy statement/prospectus.


Chicago, Illinois
December 15, 2000